Exhibit 10.2(d)(xvii)

PERFORMANCE CASH AWARD UNDER
THE CYTEC INDUSTRIES INC.
1993 STOCK AWARD AND INCENTIVE PLAN

January 26, 2015

Name:

Performance Cash Award: $

Performance Period for ROIC and EPS: January 1, 2017 to December 31, 2017
Performance Periods for TSR: three one year periods ending December 31, 2015, 2016 and 2017

Dear Employee:

As a key employee of Cytec Industries Inc. (the "Company"), or of a subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors for the performance periods indicated above a performance cash award, the base amount of which is equal to the amount set forth above ("Performance Cash”). This award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan"). Performance Cash is awarded pursuant to Section 6(j) of the Plan. Performance Cash, to the extent it becomes payable, will be paid as soon as practicable after January 1, 2016. This award is subject to Section 6A of the Plan.

Certain restrictions with respect to this award include, but are not limited to, the following:

(1) Subject to the terms of this Award and subject to the attainment of performance goals as hereinafter provided, this award of Performance Cash shall vest effective as of January 1, 2018; provided that such vesting shall be subject to the further requirement that the Committee certify that the performance goals have been met.

(2) Performance goals, and the related payout structure, for this award have been set by the Committee and will be advised to you in writing. The performance goals are based on 2017 adjusted Earnings Per Share (EPS), 2017 Return on Invested Capital (ROIC), and Total Shareholder Return (TSR) of the Company in each of 2015, 2016 and 2017 relative to the TSR of Cytec’s stated Peer Group. 30% of this Performance Cash award will vest in part, in full or in greater than the full amount based on EPS performance, 40% will vest in part, in full or in greater than the full amount based on ROIC performance and 10% will vest in part, in full or in greater than the full amount based on relative TSR performance for each year from 2015 through 2017. The maximum amount payable under this award is twice the base amount specified at the head of this Agreement. The threshold amount payable if the minimum performance goal is met is 15% for adjusted EPS, 20% for ROIC and 3% for relative TSR in each of the three years. There is no minimum amount payable. The Peer Group has been set by the Committee and will be advised to you in writing. If any company that is part of the Peer Group files for bankruptcy or is acquired or agrees to be acquired by another entity, such company will be eliminated from the Peer Group for the year in which such event occurs and for all subsequent years. The Committee reserves the right to change the Peer Group with respect to any performance period at any time on or prior to the 90th calendar day of such performance period. If the Committee makes any changes to the Peer Group for any performance period, the Committee will cause you to be so notified in writing.

(3) This Award is not transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic rlations order as defined under the Internal Revenue Code (or under the international equivalent of a qualified domestic relations order). Except as set forth in the preceding sentence, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any interest in this Award and any attempt to do so shall be void. Notwithstanding any permitted transfer of this Award, after such transfer, this Award remains subject to the terms and conditions hereof with respect to your employment and any of your actions subsequent thereto.

(4) Performance Cash shall not bear any interest.

    (5) If your employment with the Company or a subsidiary or affiliate terminates on or prior to December 31, 2017, all unvested Performance Cash shall be forfeited, except as provided in paragraph (6) or (9) below.

(6) If your employment with the Company or a subsidiary or affiliate terminates prior to a Change in Control, as defined in Section 2(g)(iii) of the Plan by reason of your (i) death, (ii) disability as defined in the Company's Long-Term Disability Plan, (iii) retirement on or after your 60th birthday, or (iv) under other circumstances determined by the Committee to be not contrary to the best interest of the Company, then, subject to paragraphs (7) and (8), if such termination occurs in 2017, your Performance Cash award shall not be forfeited by reason of such termination of employment; and if your employment so terminates in 2016, two-thirds of said award shall not be so forfeited; and if your employment so terminates in 2015, one-third of said award shall not be so forfeited.

(7) During the period in which this Award is in effect (the “Restricted Time Period”), you agree that (i) you will not, directly or indirectly, be employed by, perform services, work, or otherwise engage in activities for a Competitive Business in any capacity that relates to any Competitive Services anywhere in the world; (ii) you will not directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, or independent contractor, supplier or vendor of the Company or any of its subsidiaries or affiliates that you had knowledge of or worked with during your employment with the Company or any of its subsidiaries or affiliates to leave the Company or any of its subsidiaries or affiliates or to terminate his, her or its relationship with the Company or any of its subsidiaries or affiliates; and (iii) you will not on behalf of a Competitive Business, directly or indirectly, solicit, cause to be solicited, sell to, contact, do or attempt to do business with a Restricted Customer in connection with or relating to a Competitive Service. You agree that clauses (i) and (iii) do not contain a geographic restriction and that the lack of such a geographic restriction does not, in any way, render clause (i) or (iii) unreasonable, invalid, or unenforceable. This Award shall immediately terminate if you violate any of your agreements in this paragraph (7) unless an exception was approved in writing in advance by the Chief Executive Officer of the Company. For purposes of this Award:
(a) Competitive Business shall mean and refer to any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization (including you), as well as any parent, subsidiary, partner, or affiliate of any such entity or organization, that engages in or plans to become engaged in the research, development, production, manufacture, design, engineering, licensing and/or sale (including services related to all of the foregoing) of: (i) chemicals, (ii) industrial or aerospace materials or related products, or (iii) technology related to the foregoing, that are similar or competitive to any chemicals, materials, products or technology of the Company or under development by the Company at the termination of your employment (“Competitive Services”). An individual, entity or other organization is considered to be a Competitive Business if it engages in (or plans to become engaged in) any of the Competitive Services regardless of the relative percentage that the Competitive Services comprise of the overall business engaged in by the Competitive Business.
(b) Restricted Customer shall mean and refer to any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization, as well as any parent, subsidiary, partner, or affiliate of any such entity or organization, and any employee, agent or representative that controlled, directed, or influenced the purchasing decision of any such individual, entity, or other organization: (1) to which you or your direct or indirect reports sold, negotiated the sales, or promoted services on behalf of the Company or any of its subsidiaries or affiliates at any time in the five years immediately preceding your last day of employment with the Company or any of its subsidiaries or affiliates; (2) to which you or your direct or indirect reports marketed or provided support on behalf of the Company or any of its subsidiaries or affiliates at any time in the five years immediately preceding your last day of employment; or (3) about which you obtained Proprietary Information during your employment with the Company or any of its subsidiaries or affiliates.

(8) During the Restricted Time Period, you agree that you will hold the Proprietary Information of the Company in strict confidence and will neither use the information for your benefit or any third party nor disclose it to any third party, except to the extent necessary to carry out your responsibilities as an employee of the Company or any of its subsidiaries or affiliates or as specifically authorized in writing by a duly authorized representative of the Company other than you. This Award shall immediately terminate if you violate any of your agreements in this paragraph (8) unless an exception was approved in writing in advance by the Chief Executive Officer of the Company. For purposes of this Award, Proprietary Information means any and all information and materials, in whatever form, whether tangible or intangible, pertaining in any manner to the business of the Company or any of its subsidiaries or affiliates, consultants, customers, business associates or members (including its and their officers, directors, agents and employees), or any person or entity to which the Company owes a duty of confidentiality, whether or not labeled or identified as proprietary or confidential, and including any copies, portions, extracts and derivatives thereof, except to the extent that you can prove that such information or materials: (i) are or become generally known to the public through lawful means and through no act or omission by you (or the Company with respect to any third party information or materials); (ii) were part of your general knowledge prior to your employment provided that you notify the Company immediately, but in no event less than ten calendar days of the disclosure of the information to you that you already had knowledge of the disclosed information; or (iii) are disclosed to you without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality with respect thereto.

(9) As provided in the Plan, upon the occurrence of a Change in Control, as defined in Section 2(g)(iii) of the Plan, the performance conditions previously established and communicated for the maximum payout of all unvested (and not previously forfeited) Performance Cash payable hereunder (i.e., 200% of the base amount specified at the head of this Agreement to the extent not previously forfeited) shall be deemed satisfied. The maximum amounts payable hereunder shall be paid out as soon as practicable after January 1, 2018 (but in any event no later than January 31, 2018) provided that (i) you are then employed by the Company or any legal successor to the Company or a subsidiary or affiliate of the Company or any such legal successor, (ii) your employment with the Company or any legal successor to the Company or any subsidiary or affiliate of the Company or any such legal successor was previously terminated by reason of your (a) death, (b) disability as defined in the Company’s Long-Term Disability Plan, or (c) your retirement on or after your 60th birthday, (iii) you previously terminated your employment with the Company or any legal successor to the Company or any subsidiary or affiliate of the Company or any such legal successor for Good Reason (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such Change in Control, or (iv) the Company or any legal successor to the Company or a subsidiary or affiliate of the Company or any such legal successor previously terminated your employment without Cause (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such Change in Control.

(10) Nothing in this award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time. The Plan is discretionary in nature and any Awards made under the Plan are voluntary and occasional. No participant has any claim to be granted any Award or other benefits in lieu of any Award. Subject to applicable law, this Award and any payments in respect of this Award shall not be taken into account for purposes of determining any benefits under any benefit plan of the Company or any of its subsidiaries, or for any notice payment or payment in lieu of notice. The Company shall have no obligation to make any future grants of Awards under the Plan or otherwise to make any future Awards under the Plan as part of any participant’s annual compensation.

(11) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owed to you by the Company or by any of its subsidiaries or affiliates.

(12) Your acceptance of this Award constitutes your agreement (i) to return immediately to the Company at its request any amounts which the Board of Directors has directed the Company to recover from you in accordance with the terms of the Executive Claw Back Policy as in effect on the date of this Award and (ii) to return immediately to the Company at its request an amount equal to the gross amount before any withholding or other deductions, and to cancel any Deferred Stock Awards, you received to settle this Award during the period commencing six months prior to termination of your employment and ending two years after your termination of employment if during such time period you violate any of your agreements in paragraphs (7) or (8) of this Award (except that for purposes of this clause, the Restricted Time Period in paragraphs (7) and (8) shall mean the period commencing six months prior to termination of your employment and ending two years after termination of your employment), unless approved in writing in advance by the then Chief Executive Officer of the Company.

(13) In accordance with the terms of the Plan the Committee reserves the right to adjust, modify or amend any performance measure to the extent such change is permitted by 162(m) of the Code. Such changes include, but are not limited to, equitable adjustments for corporate transactions and changes to reduce the payout if a target is achieved or to increase the target necessary to earn a payout.

Once Performance Cash vests as herein provided, it shall no longer be deemed to be Performance Cash, and your rights thereto shall not be subject to any restrictions under this Agreement or the Plan except as otherwise specifically set forth herein.

This grant and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. You and the Company agree that any and all disputes arising under this grant are to be resolved exclusively by courts sitting in Delaware. You and the Company irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either you or the Company is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this grant and its terms may not be enforced in or by such court.

In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

Very truly yours,

CYTEC INDUSTRIES INC.

BY: ______________________
Secretary, Compensation and Management
Development Committee

Enc.
ACCEPTED:

____________________________
Employee Name:
Date: